Exhibit 10.2

GUARANTEED NOTE

$1,025,000.00	New York, NY December 31, 2006

          FOR VALUE RECEIVED, the undersigned EMPIRE PAYPHONES, INC., a New York corporation with its principal place of business at 44 Wall Street, 6th Floor, New York, NY 10005 (the “Company”) hereby promises to pay to the order of ETS PAYPHONES, INC., a Delaware corporation (“ETS”), in lawful money of the United States of America and in immediately available funds, the principal amount of ONE MILLION TWENTY-FIVE THOUSAND DOLLARS ($1,025,000.00), without interest except as hereinafter provided, at Post Office Box 143209, Fayetteville, GA 30214 or such other location as ETS may specify from time to time, all as set forth below. Manhattan Telecommunications Corporation (“MetTel”) hereby absolutely and unconditionally guarantees payment to ETS of the Obligations under this Note. Capitalized terms used herein, unless herein defined, are used with the meanings ascribed to such terms in the Asset Sale Agreement dated as of November 1, 2005, between the Company and ETS, as amended by that certain First Amendment to Asset Sale Agreement between the Company and ETS (as amended by the First Amendment and as further amended, supplemented or otherwise modified through (and including) the date hereof, the “Asset Sale Agreement”).

          Any amount of principal hereof which is not paid when due shall bear interest from the date when due until said principal amount or interest is paid in full, payable on demand, at a rate of interest equal to the prime rate of interest announced by Citibank N.A., plus three (03) percent (“Default Interest”).

          Default Interest on this Note and the amounts payable hereunder shall be computed on the basis of a 365- or 366-day year and the actual number of days elapsed (including the first and excluding the last day of the period). Any change in the Default Interest rate resulting from a change in the rate applicable thereto (or any component thereof) pursuant to the terms hereof shall become effective as of the opening of business on the day on which such change in the applicable rate (or component) shall become effective.

          The rate of Default Interest payable hereunder shall in no event exceed the maximum rate permissible under applicable law. If the rate of Default Interest payable hereunder is ever reduced as a result of this paragraph and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided by applicable law for such period as is required so that the total amount of Default Interest received by ETS is that which would have been received by ETS but for the operation of the first sentence of this paragraph.

          Except as hereinafter set forth, and subject to the limitations herein provided, the Company shall make the following payments (the “Installment Payments”) of the unpaid principal amount on the following dates (each a “Payment Date”) with the Installment Payments aggregating monthly, no matter what the source of payment, to the amount of the Monthly Total (the “Monthly Total”) set forth below:

Payment Date	Installment Payment		Monthly Total
Closing Date	$ 75,000
19-Jan-07	$ 26,000
31-Jan-07			$101,000
28-Feb-07	$ 92,000		$ 92,000
31-March-07	$115,000		$115,000
13-Apr-07	$100,000
30-Apr-07	$ 92,000		$192,000
31-May-07	$ 92,000		$ 92,000
30-Jun-07	$115,000		$115,000
13-Jul-07	$100,000
31-Jul-07	$ 92,000		$192,000
10-Aug-07	$ 34,000
31-Aug-07	$ 92,000		$126,000
Total Paid		$1,025,000

          It is acknowledged and understood that the majority of the Installment Payments will be sent to ETS directly from Legacy and CTI, the Company’s operator service providers (“OSPs”) on a weekly basis and the aggregate weekly payments from the OSPs will total $23,000. It is the parties intention that the Company will instruct the OSPs in writing to directly pay the proceeds of its contracts with the OSPs to ETS and the weekly payments due the Company from the OSPs for the periods set forth in the above schedule, plus any bonus payments, (collectively, the “OSP Payments”) shall be applied by ETS to satisfy the majority of the Installment Payments above. At the end of each month, to the extent the total payments by the OSPs during the prior weeks in such month, and any additional Installment Payments made by the Company as set forth above, have not aggregated the scheduled “Monthly Total” by the last date of such month, then, the Company shall pay to ETS any deficiency by the close of business on the last day of the month such that after making such payments, the “Monthly Total” paid by the Company shall be as scheduled above. If the estimated weekly payments and/or bonus payments from the OSPs paid to ETS aggregate to an amount greater than the Monthly Total for a particular month as set forth above, any additional amounts, or excess amounts paid by the OSPs to ETS, shall be applied by ETS to first reduce the August 2007 Monthly Total, then to the July 2007 Monthly Total and so on, in reverse chronological order. Contemporaneous herewith, the parties shall jointly execute a letter of instruction to the OSPs revoking the prior letter and directing that all future OSP Payments be made to the Company (the “Revocation Letter”), which Revocation Letter shall be held in escrow by Stroock & Stroock & Lavan LLP, counsel for ETS (the “Escrow Agent”). Upon payment in full of the Obligations under this Note, ETS shall promptly deliver the Note to the Company marked “Paid in Full”, and the Escrow Agent shall deliver the Revocation Letter to the Company. Thereupon, the Company shall have the right to submit such Revocation Letter to the OSPs directing all future OSP Payments be made directly to the Company. So long as the Note remains outstanding, the Company shall not change OSPs or move any ANIs from the OSPs to any other operator service provider absent the written consent of ETS, which consent shall not unreasonably be withheld.

          In the event that more than 270 of the Sale Assets constituting Phone Equipment are sold, or in the event that more than 1000 of the Sale Assets constituting Phone Equipment are transferred, traded to a third party or otherwise conveyed for cash or other than cash consideration by the Company (any such event being a “Mandatory Prepayment Event”), the Company shall pay over and deliver to ETS, promptly upon receipt, any and all proceeds realized from the sale or other disposition of the Sale Assets (net of reasonable commissions and marketing costs actually paid to unrelated third parties in connection with such transaction and taxes due from the Company as a direct result of such sale that are actually paid by the Company) in excess of those amounts in whatever form in cash or otherwise, unless, at ETS’s election, ETS requires the Company to convert any noncash consideration received to cash (“Sale Asset Proceeds”). ETS shall reduce the amount of the Obligations by the value received as determined by ETS in its good faith judgment (which determination may take into account an appropriate discount factor for any non-cash Sale Asset Proceeds). Such Sale Asset Proceeds shall be applied to the Installment Payments in inverse order of maturity.

          The term “Obligations”, as used herein, means all of the indebtedness, obligations and liabilities of the Company to ETS, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of the Note.

          This Note in any event shall be payable in full on August 15, 2007 (the “Maturity Date”). Any principal amount of this Note prepaid or repaid may not be reborrowed.

          Whenever any payment shall become due on a day other than a business day, such payment shall be made on the next succeeding business day. The Company may prepay this Note at any time, in whole or in part, and without penalty.

          This Note is executed and delivered, and the Obligations herein once satisfied by the Company shall be, in full and final satisfaction of the remaining unpaid amount of (i) the Purchase Price remaining under the Asset Sale Agreement and (ii) any Shortfall Advances accrued through the end of December 2006 pursuant to the Management Services between the parties, dated November 1, 2005, but not in satisfaction of (x) the Company’s obligation to properly allocate monies received after December 31, 2006, under the Management Services Agreement or the Asset Sale Agreement that were earned prior to November 1, 2005, and are owed to ETS pursuant to the terms of the Management Services Agreement and the Asset Sale Agreement, and (y) ETS’s obligation for liabilities accruing prior to November 1, 2005, which were not Assumed Liabilities.

          An “Event of Default” shall occur if (i) the Company shall default in the payment of any Installment Payments or Monthly Totals on this Note when and as the same shall become due and payable, whether at its scheduled payment, maturity or by acceleration or otherwise and such payment default is not cured within (a) seven business days after receipt of notice of such payment default by the Company from ETS for the first payment default (provided that, notwithstanding the foregoing, in connection with Installment Payment defaults resulting solely from the failure of ETS to receive total payments from OSPs equaling a scheduled Installment Payment for any month, the Company shall have at least until the last date of such month to pay any deficiency to ETS such that after making such payment, the “Monthly Total” paid by the Company shall be as set forth in the grid on page 2 above), and (b) five business days for any subsequent payment defaults (provided that, notwithstanding the foregoing, in connection with Installment Payment defaults resulting solely from the failure of ETS to receive total payments from OSPs equaling a scheduled Installment Payment for any month, the Company shall have at least until the last date of such month to pay any deficiency to ETS such that after making such payment, the “Monthly Total” paid by the Company shall be as set forth in the grid on page 2 above); (ii) the Company shall default in the payment or transfer to ETS of any Sale Asset Proceeds upon the occurrence of a Mandatory Prepayment Event and such payment default is not cured within two business days after receipt of notice of such payment default by the Company from ETS, (iii) any representation, warranty or certification made by the Company in the First Amendment or this Note or in any other document delivered pursuant hereto or thereto shall have been incorrect when made, (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company, or a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets or (c) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered, (v) the Company shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (v), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (g) take any action for the purpose of effecting any of the foregoing, (vi) the Note ceases to be in full force and effect.

          Upon the occurrence and continuance of an Event of Default, then and in such event, ETS may, without further notice, immediately declare the entire unpaid principal amount of this Note, all Default Interest and all other amounts payable hereunder to be forthwith due and payable, whereupon this Note, all such accrued Default Interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

          The Company further agrees that it shall pay on demand all expenses of ETS, including reasonable attorney’s fees, incurred in the collection or enforcement of its rights under this Note. To the fullest extent permissible, the Company waives presentment, demand for payment, protest and notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company consents to any extension or postponement of the time of payment or any other indulgence, any amendment or modification of any agreement, or to the additional release of any other party or person primarily or secondarily liable hereunder; no consent or waiver by ETS with respect to any actions or failure to act which, without consent, would constitute a breach of any provision of this Note, shall be valid and binding unless in writing and signed by ETS; and no delay or omission of ETS in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.

          No remedy herein conferred upon ETS is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

          No failure or delay on the part of ETS in the exercise of any power, right or remedy under this Note shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such or any other power, right or remedy. No amendment of any provision of this Note (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed or consented to by both parties.

          Any notice, demand or request required or permitted to be given under the provisions of this Note (a) shall be in writing; (b) shall be delivered personally, including by means of facsimile, overnight express delivery, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed received on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct in writing in accordance with this section (telephone numbers are provided to assist in coordination, but telephone conversations do not constitute notice):

If to the Buyer: Empire Payphones, Inc. 44 Wall Street, 6th Floor New York, NY 10005 Attn: Andoni Economou Facsimile: (212) 635-5074

with copies to: Burton Weston, Esq. Garfunkel, Wild & Travis, P.C. 111 Great Neck Road Great Neck, NY 11021 Facsimile: (516) 466-5964

and copies to: MetTel 44 Wall Street, 6th Floor New York, NY 10005 Attn: Andoni Economou Facsimile: (212) 635-5074

If to the Seller: Michael McClellan, CFO ETS Payphones, Inc. PO Box 143209 Fayetteville, GA 30214 Facsimile: (914)202-7239

with copies to: Shannon Lowry Nagle, Esq. Stroock & Stroock & Lavan, LLP 180 Maiden Lane New York, New York 10038-4982 Facsimile: (212) 806-9039

          The Company hereby waives any right to counterclaim or set off in any action or proceeding commenced by ETS (or any transferee of this Note) in respect of this Note, and further waives any right to trial by jury in any action or proceeding commenced in respect of this Note. The Company hereby: (i) expressly waives presentment, demand, protest, notice of protest or any other notice of any kind, nor or hereafter required, and (ii) agrees that this Note shall be governed by, and construed in accordance with, the laws of the State of New York without reference to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO RELATING TO THIS NOTE SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE SUPREME COURT, NEW YORK COUNTY (AND, WHERE APPLICABLE, IN THE COMMERCIAL DIVISION THEREOF) OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT REFERRED TO ABOVE OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AMENDMENT.

          Recognizing the benefits it will receive from the increased line revenue, among other consideration, from the transaction with Empire and ETS, MetTel (the “Guarantor”) hereby absolutely and unconditionally guarantees payment and performance, and not just collection and prompt payment, (“Guaranty”) of all Obligations under this Note in full when due whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, including reasonable attorneys’ fees and costs related to enforcement or protection of ETS’ rights under this Guaranty (collectively, the “Guaranteed Obligations”). Notwithstanding the foregoing (or any other provision of this Guaranty), the maximum amount of Guaranteed Obligations that may be collected by ETS from Guarantor pursuant to this Guaranty is the sum of the following: (a) $1,025,000 of principal, plus (b) all accrued but unpaid Default Interest, plus (c) the amount of any and all claims, losses, and liabilities (including reasonable attorneys’ fees and costs) arising out of or resulting from any of the following events (other than as caused by ETS’s gross negligence, willful misconduct or fraud): (1) Guarantor’s failure to perform or otherwise observe any of the provisions of this Guaranty, or (2) ETS’s enforcement of any of the provisions of this Guaranty, or (3) Guarantor’s gross negligence, willful misconduct or fraud. Upon the occurrence and continuance of an Event of Default hereunder, which default is not cured within the applicable cure period, then, and in such event, MetTel shall be liable for the payment of any remaining Obligations hereunder. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty. The Guarantor consents and agrees that ETS may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness of Guarantor’s Guaranty, amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not Empire or any other person or entity is joined as a party. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations have been paid and performed in full and the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of ETS and shall immediately be paid to ETS to reduce the amount of the Guaranteed Obligations, whether matured or unmatured. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations are paid in full in cash and the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Empire or the Guarantor is made, or ETS exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party. The Guarantor hereby subordinates the payment of all obligations and indebtedness of Empire owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Empire to the Guarantor as subrogee of ETS or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. As of the date hereof, the Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by equitable principles; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

EMPIRE PAYPHONES, INC. By: /s/ Andoni Economou Andoni Economou Executive Vice President

Agreed and Consented to
as to the last paragraph:

METROPOLITAN TELECOMMUNICATIONS CORPORATION

By: /s/ Andoni Economou
Andoni Economou
Executive Vice President